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                                                                    Exhibit 99.1


(TIME WARNER TELECOM LOGO)




CONTACTS:

INVESTOR RELATIONS:                                  MEDIA RELATIONS:
Carole Curtin                                        Bob Meldrum
carole.curtin@twtelecom.com                          bob.meldrum@twtelecom.com
303-566-1000                                         303-566-1354


               TIME WARNER TELECOM TO OFFER $800 MILLION OF SECOND
             PRIORITY SENIOR SECURED FLOATING RATE NOTES AND SENIOR
                                     NOTES


         LITTLETON, Colo. -- February 2, 2004 - Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced that it intends to offer, subject to market and other conditions, $800 million in aggregate principal amount of Second Priority Senior Secured Floating Rate Notes due 2011 and Senior Notes due 2014.

         The notes will be offered by the company's wholly owned subsidiary, Time Warner Telecom Holdings Inc.("Holdings"), to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non U.S. persons under Regulation S of the Securities Act. The interest rates, offering prices, ultimate aggregate principal amounts and other terms of the notes are to be determined. The Second Priority Senior Secured Floating Rate Notes will be guaranteed on a senior secured basis, and the Senior Notes will be guaranteed on a senior unsecured basis, by Time Warner Telecom Inc. and its subsidiaries.

            The net proceeds from the placement of the notes will be used to permanently retire Holdings' existing senior secured credit facility and for capital expenditures and other general corporate purposes. Concurrently with the closing of the offering, the company intends to call for redemption its 9 3/4% Senior Notes due 2008. The company intends to use cash on hand to complete the redemption.

            The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

            This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.



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This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

         Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services.